EXHIBIT 1.2
MONADNOCK BANCORP, INC.
(a Maryland-chartered Stock Corporation)
Up to 707,681 Shares
(Subject to Increase Up to 813,833 Shares)
COMMON STOCK ($0.01 Par Value)
Subscription Price $8.00 Per Share
AGENCY AGREEMENT
___, 2006
Ryan Beck & Co., Inc.
18 Columbia Turnpike
Florham Park, New Jersey 07932
Ladies and Gentlemen:
     Monadnock Community Bancorp, Inc., a federally-chartered stock corporation (the “Mid-Tier Holding Company”), Monadnock Bancorp, Inc., a newly formed Maryland corporation organized to be the successor to the Mid-Tier Holding Company (the “Holding Company”), Monadnock Mutual Holding Company, a federally-chartered mutual holding company that owns 54.7% of the outstanding common stock of the Mid-Tier Holding Company (the “MHC”), and Monadnock Community Bank, a federally-chartered stock savings bank (the “Bank”) whose outstanding common stock is owned in its entirety by the Mid-Tier Holding Company (collectively with the Holding Company, the MHC and the Bank, the “Monadnock Parties”), hereby confirm, jointly and severally, their agreement with Ryan Beck & Co., Inc. (the “Agent”), as follows:
     Section 1. The Offering. The MHC, in accordance with the Plan of Conversion and Reorganization adopted February 9, 2006 (the “Plan”), intends to convert from a federally-chartered mutual holding company to a stock holding company (the “Conversion”) in accordance with the laws of the United States and the applicable regulations of the Office of Thrift Supervision (the “OTS”) (collectively, the “Conversion Regulations”). In connection with the Conversion, the Holding Company, a newly formed Maryland-chartered stock corporation, will offer shares of Common Stock (as defined below) on a priority basis to (i) Eligible Account Holders; (ii) Employee Plans of the Holding Company or Bank; (iii) Supplemental Eligible Account Holders; and (iv) Other Members (all capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings set forth in the Plan). Pursuant to the Plan, the Holding Company is offering a minimum of 523,069 and a maximum of 707,681 shares of common stock, par value $0.01 per share (the “Common Stock”) (subject to an increase up to 813,833 shares) (the “Shares”), in the Subscription Offering, and, if necessary, (i) the Community Offering and/or (ii) Syndicated Community Offering.
     Pursuant to the Plan, the Holding Company will offer and sell the Shares in the Subscription Offering, Community Offering, and/or Syndicated Community Offering (the “Offerings”) and issue a minimum of 433,181 and a maximum of 586,069 shares of its Common

Stock (subject to increase up to 673,980 shares) (the “Exchange Shares”) to existing public shareholders of the Mid-Tier Holding Company in exchange for their existing shares of the Mid-Tier Holding Company (the “Exchange”) so that, upon completion of the Offerings and the Exchange, 100% of the outstanding shares of Common Stock of the Holding Company will be publicly held, 100% of the outstanding shares of common stock of the Bank will be held by the Holding Company, and the MHC and the Mid-Tier Holding Company will cease to exist. The Holding Company will sell the Shares in the Offerings at $8.00 per share (the “Purchase Price”). If the number of Shares is increased or decreased in accordance with the Plan, the term “Shares” shall mean such greater or lesser number, where applicable.
     Pursuant to the Plan, in the Subscription Offering, the Holding Company will offer the Shares, subject to the allocation procedures and purchase limitations set forth in the Plan, in descending order of priority to: (1) Eligible Account Holders; (2) Employee Plans of the Holding Company or the Bank; (3) Supplemental Eligible Account Holders; and (4) Other Members. The Holding Company may offer Shares, if any, remaining after the Subscription Offering, in the Community Offering on a priority basis to natural persons residing within the New Hampshire counties of Hillsborough and Cheshire and the Massachusetts County of Worcester, then to the Mid-Tier Holding Company’s public stockholders at the Voting Record Date, and then to the general public. In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, Shares available for sale but not subscribed for in the Subscription Offering or purchased in the Community Offering may be offered in the Syndicated Community Offering to selected members of the general public through a syndicate of registered broker-dealers managed by the Agent (“Assisting Brokers”) that are members of the National Association of Securities Dealers, Inc. (“NASD”).
     It is acknowledged that the number of Shares to be sold in the Offerings may be increased or decreased as described in the Prospectus (as hereinafter defined); that the purchase of Shares in the Offerings is subject to maximum and minimum purchase limitations as described in the Prospectus; and that the Holding Company may reject, in whole or in part, any subscription received in the Community Offering and Syndicated Community Offering.
     The Holding Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form SB-2 (File No. 333-132548) in order to register the Shares and the Exchange Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder (the “1933 Act Regulations”), and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the 1933 Act Regulations differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

     In connection with the Conversion, the MHC filed with the OTS an application for conversion to a stock company (together with any interim merger applications and any other required ancillary applications and/or notices, the “Conversion Application”) and amendments thereto as required by the OTS in accordance with the Home Owners Loan Act, as amended (the “HOLA”), and 12 C.F.R. Parts 575 and 563b (collectively with the HOLA, the Conversion Regulations”). The Holding Company has also filed with the OTS its application on Form H-(e)1-S (together with any interim merger applications and any other required ancillary applications and/or notices, the “Holding Company Application”) to become a unitary savings and loan holding company under the HOLA and the regulations promulgated thereunder. Collectively, the Conversion Application and the Holding Company Application may also be termed the “Applications.”
     Concurrently with the execution of this Agreement, the Holding Company is delivering to the Agent copies of the Prospectus dated May ___, 2006 of the Holding Company to be used in the Subscription Offering and Community Offering (if any), and, if necessary, will deliver copies of the Prospectus and any prospectus supplement for use in a Syndicated Community Offering.
     Section 2. Appointment of Agent. Subject to the terms and conditions of this Agreement, the Monadnock Parties hereby appoint the Agent to consult with, advise and assist the Monadnock Parties with the sale of the Shares in the Offerings.
     On the basis of the representations and warranties of the Monadnock Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to use its best efforts to assist the Monadnock Parties with the solicitation of subscriptions and purchase orders for the Shares and agrees to consult with and advise the Monadnock Parties as to the matters set forth in Section 3 of the letter agreement, dated February 13, 2006 between the MHC, the Mid-Tier Holding Company and Agent (the “Letter Agreement”) (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Monadnock Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as set forth in Section 13 hereof, the appointment of the Agent to provide services hereunder shall terminate upon consummation of the Offerings.
     If selected broker-dealers are used to assist in the sale of Shares in the Syndicated Community Offering, the Monadnock Parties hereby, subject to the terms and conditions of this Agreement, appoint the Agent to manage such broker-dealers in the Syndicated Community Offering. On the basis of the representations and warranties of the Monadnock Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering.
     The Agent agrees to make available to the Bank and the Holding Company for a period of one year following the consummation of the Conversion its Strategic Advisory Services (“STARS”) program. If the Bank and the Holding Company elect to participate in the STARS program, the Agent will meet with the Bank and the Holding Company at their request and will render general advice on the financial matters listed in Section 9 of the Letter Agreement (but not including (i) any in-depth merger and acquisition analyses or studies which are available under the Agent’s normal fee schedule, or (ii) advice with respect to a specific acquisition transaction by, or sale of, the Bank or the Holding Company). If the Bank and the Holding Company elect to participate in the STARS program, the Agent will waive the regular retainer fee and hourly charges for the first year of such participation. The Bank and the Holding Company would be required, however, to reimburse the Agent for its reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses include travel, legal and other miscellaneous expenses. The Agent would not be permitted to incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Bank and the Holding Company. If negotiations for a transaction conducted during the one-year participation period result in the execution of a definitive agreement and/or consummation of a transaction for which the Agent customarily would be entitled to a fee for its advisory or other investment banking services, the Agent shall receive a contingent advisory fee in accordance with the terms of a separate engagement letter to be entered into with respect to such transaction. Nothing in this Agreement shall require the Holding Company or the Bank to obtain such financial advisory services from the Agent. After the completion of such one-year participation period, if the parties wish to continue the relationship, a fee will be negotiated and an agreement with respect to specific advisory services will be entered into at that time.
     Section 3. Refund of Purchase Price. In the event that the Conversion is not consummated for any reason, including but not limited to the inability to sell a minimum of 523,069 Shares during the Offerings (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan and the Conversion Regulations, this Agreement shall terminate and any persons who have subscribed for or ordered any of the Shares shall have refunded to them the full amount which has been received from such person, together with interest, if applicable, as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Monadnock Parties shall have any obligation to the other except that (i) the Monadnock Parties shall remain liable for any amounts due pursuant to Sections 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Monadnock Parties of a warranty, representation or covenant.
     Section 4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent’s services under this Agreement, the Agent has received or will receive the following fees from the Monadnock Parties:
          (a) A reorganization and depositor proxy vote advisory services fee of $25,000 shall be paid as follows: (i) $10,000 was paid upon execution of the Letter Agreement, and (ii) $15,000 was paid upon the initial filing of the Registration Statement.
          (b) A success fee for sales of the Shares in the Offerings of $135,000 (plus any additional fees payable pursuant to Section 4(c)), which shall be paid at Closing (as defined in Section 5). The $25,000 reorganization and depositor proxy vote advisory fee shall be credited against the success fee payable pursuant to this Section 4(b).

          (c) If any of the Shares remain unsubscribed after the Subscription Offering and Community Offering, at the request of the Holding Company, the Agent will form a group of approved broker-dealer firms in accordance with Section 2 for purposes of the Syndicated Community Offering. The fees payable by the Holding Company pursuant to this Section 4(c) will not exceed six percent (6%) of the aggregate dollar amount of the Shares sold in the Syndicated Community Offering. Of such fee, the Agent will receive one percent (1%) of the aggregate dollar amount of the Shares sold pursuant to this Section 4(c) as a management fee, and the Monadnock Parties will pay the remainder to the Assisting Brokers, which may include the Agent, in amounts relating to the number of Shares sold by such Assisting Brokers pursuant to this Section 4(c). All such fees payable under this Section 4(c) shall be in addition to all fees payable under Section 4(a) and 4(b) and shall be paid at Closing (as defined in Section 5).
     In the event that the Holding Company is required to resolicit subscribers for Shares in the Subscription Offering and Community Offering and the Agent is required to provide significant additional services in connection with such a resolicitation, the Monadnock Parties and the Agent shall mutually agree to the dollar amount of additional compensation due to the Agent and the Monadnock Parties shall pay such amount, if any. Until any agreement called for by this paragraph is reached, the Agent shall not incur expenses relating to any resolicitation in an amount that would cause the total expenses incurred by the Agent that are reimbursable by the Bank pursuant to Section 9 hereof to be greater than those permitted without the prior written consent of the Holding Company, which consent shall not be unreasonably withheld.
     If this Agreement is terminated in accordance with the provisions of Sections 3, 10 or 14, the Agent shall not be entitled to receive the fees set forth in Sections 4(b)-(c), but the Agent will retain the advisory and administrative services fee already earned of $25,000 and the Monadnock Parties will reimburse the Agent for its reasonable expenses pursuant to Section 9.
     Section 5. Closing. If the minimum number of Shares permitted to be sold in the Offerings on the basis of the most recently updated Appraisal (as defined in Section 6(j)) are subscribed for at or before the termination date of the Offerings (which may be extended), and the other conditions (including those in Section 10) to the completion of the Conversion are satisfied, the Holding Company agrees to issue the Shares and the Exchange Shares on the Closing Date (as hereinafter defined) against payment therefor by the means authorized by the Plan and to deliver certificates evidencing ownership of the Shares and the Exchange Shares in such authorized denominations and registrations directly to the purchasers thereof or as instructed as promptly as practicable after the Closing Date. The closing (the “Closing”) shall be held at the offices of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., or at such other place as shall be agreed upon among the Monadnock Parties and the Agent, at 10:00 a.m., Eastern Time, on the business day selected by the Monadnock Parties, which business day shall be no less than two business days following the giving of prior notice by the Holding Company to the Agent or at such other time as shall be agreed upon by the Monadnock Parties and the Agent. At the Closing, the Monadnock Parties shall deliver to the Agent by wire transfer in same-day funds the commissions, fees and expenses owing to the Agent as set forth in Section 4 and Section 9 hereof and the opinions required hereby and other documents deemed reasonably necessary for the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus; provided, however, that all out-of-pocket expenses to which the Agent is entitled under Section 9 hereof shall be due and payable upon receipt by the Holding Company or the Bank of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agent. The hour and date upon which the Holding Company shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Date.”
     The Agent shall have no liability to any party for the records or other information provided by the Monadnock Parties (or their agents) to the Agent for use in allocating the Shares. Subject to the limitations of Section 11 hereof, the Monadnock Parties shall indemnify and hold harmless the Agent for any liability arising out of the allocation of the Shares in accordance with (i) the Plan generally, and (ii) the records or other information provided to the Agent by the Monadnock Parties (or their agents).
     Section 6. Representations and Warranties of the Monadnock Parties. The Monadnock Parties jointly and severally represent and warrant to the Agent that:
          (a) The MHC, the Mid-Tier Holding Company, the Holding Company and the Bank have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, and, as of the Closing Date, the MHC, the Mid-Tier Holding Company, the Holding Company and the Bank will have all such power, authority, authorizations, approvals and orders as may be required to carry out the provisions and conditions hereof and to issue and sell the Shares and to issue the Exchange Shares as provided herein and as described in the Prospectus. The consummation of the Conversion, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of the MHC, the Mid-Tier Holding Company, the Holding Company and the Bank. This Agreement has been validly executed and delivered by the Monadnock Parties, and is a valid, legal and binding obligation of the Monadnock Parties, in each case enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).
          (b) The Registration Statement was declared effective by the Commission on ___, 2006. No stop order has been issued with respect to the Prospectus. No proceedings related to the Prospectus have been initiated or, to the best knowledge of the Monadnock Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the 1933 Act and the 1933 Act Regulations and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), any Blue Sky Application or any Sales Information (as such terms are defined in Section 11 hereof) authorized by the Monadnock Parties for use in connection with the Offerings, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the Closing Date referred to in Section 5, the Registration Statement, including the Prospectus (including any amendment or supplement thereto) and, when taken together with the Prospectus, any Blue Sky Application (as defined below) or Sales Information (as defined below) authorized for use by any of the Monadnock Parties in connection with the Offerings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Monadnock Parties by the Agent expressly regarding the Agent for use under the captions “Market for the Common Stock” or “The Conversion – Plan of Distribution; Selling Agent Compensation” or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.
          (c) At the time of filing the Registration Statement and at the date hereof, the Holding Company was not, and is not, an ineligible issuer, as defined in Rule 405. At the time of the filing of the Registration Statement and at the time of the use of any issuer free writing prospectus, as defined in Rule 433(h), the Holding Company met the conditions required by Rules 164 and 433 for the use of a free writing prospectus. If required to be filed, the Holding Company has filed any issuer free writing prospectus related to the offered Shares at the time it is required to be filed under Rule 433 and, if not required to be filed, will retain such free writing prospectus in the Holding Company’s records pursuant to Rule 433(g) and if any issuer free writing prospectus is used after the date hereof in connection with the offering of the Shares the Holding Company will file or retain such free writing prospectus as required by Rule 433.
          (d) As of the Applicable Time, neither (i) the Issuer-Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus included in the Registration Statement relating to the offered Shares or any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Holding Company by the Agent specifically for use therein. As used in this paragraph and elsewhere in this Agreement:
     (1) “Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.
     (2) “Statutory Prospectus”, as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to that time, including any document incorporated by reference therein.
     (3) “Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h), relating to the offered Shares that is required to be filed with the Commission by the Holding Company or required to be filed with the Commission. The term does not include any writing exempted from the definition of prospectus pursuant to clause (a) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173.
     (4) “Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors.
     (5) “Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus. The term Issuer-Represented Limited-Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433, that is made available without restriction pursuant to Rule 433(d)(8)(ii) or otherwise, even though not required to be filed with the Commission.
          (e) Each Issuer-Represented Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offering and sale of the offered Shares or until any earlier date that the Holding Company notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement relating to the offered Shares, including any document incorporated by reference therein that has not been superseded or modified. If at any time following the date of first use of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Holding Company has notified or will notify promptly the Agent so that any use of such Issuer-Represented Free-Writing Prospectus may cease until it is amended or supplemented and the Holding Company has promptly amended or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Holding Company by the Agent specifically for use therein.
          (f) The Conversion Application, including the Prospectus, the proxy statement for the solicitation of proxies from the members of the MHC for the special meeting to approve the Plan (the “Members’ Proxy Statement”) and the proxy statement for the solicitation of proxies from the stockholders of the Mid-Tier Holding Company for the special meeting to approve the Plan (the “Stockholders’ Proxy Statement”), has been approved by the OTS and the Prospectus, Members’ Proxy Statement and Stockholders’ Proxy Statement have been authorized for use by the OTS. At the time the Conversion Application, including the Prospectus, Members’ Proxy Statement and Stockholders’ Proxy Statement contained therein (including any amendment or supplement thereto), were approved and authorized for use by the OTS and at all times subsequent thereto until the Closing Date, the Conversion Application, including the Prospectus, Members’ Proxy Statement and Stockholders’ Proxy Statement contained therein (including any amendment or supplement thereto), complied and will comply as to form in all material respects with the Conversion Regulations. At the time the approval by the OTS and at all times subsequent thereto until the Closing Date, the Conversion Application, including the Prospectus, the Members’ Proxy Statement and the Stockholders’ Proxy Statement, did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this subsection (f) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Monadnock Parties by the Agent expressly regarding the Agent for use in Prospectus contained under the captions “Market for the Common Stock” or “The Conversion – Plan of Distribution; Selling Agent Compensation” or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.
          (g) No order has been issued by the Commission preventing or suspending the use of the Registration Statement or the Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Conversion is pending or, to the best knowledge of the Monadnock Parties, threatened.
          (h) The Plan has been duly adopted by the Board of Directors of the MHC. To the best knowledge of the Monadnock Parties, no person has sought, or at the Closing Date will have sought, to obtain review of the final action of the OTS in approving the Plan or the Conversion Application or the Holding Company Application, pursuant to the Conversion Regulations.
          (i) The Holding Company has filed the Holding Company Application with the OTS. As of the Closing Date, the OTS will have approved of the Holding Company’s becoming a unitary savings and loan holding company with respect to the Bank.
          (j) Keller & Company, Inc., which prepared the appraisal of the aggregate pro forma market value of the [Common Stock on which the Offerings were based] [Holding Company] [TBD] (the “Appraisal”), has advised the Monadnock Parties in writing that it is independent with respect to each of the Monadnock Parties and the Monadnock Parties believe Keller & Company, Inc. to be expert in preparing appraisals of savings institutions.
          (k) Shatswell, MacLeod & Company, P.C., which certified the financial statements filed as part of the Registration Statement and the Conversion Application, has advised the Monadnock Parties that it is an independent certified public accountant within the meaning of the Code of Ethics of the AICPA, and Shatswell, MacLeod & Company, P.C. is, with respect to each of the Monadnock Parties, an independent certified public accountant as required by the 1933 Act and the 1933 Act Regulations and the regulations of the Public Company Accounting Oversight Board (the “PCAOB Regulations”).
          (l) The financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of the Mid-Tier Holding Company and the Bank as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the Commission and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods presented, except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and any unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly and consistently applied on the basis described therein.
          (m) Since December 31, 2005, other than as disclosed in the Prospectus: (i) there has not been any material adverse change in the financial condition, results of operation, capital, properties, business affairs or prospects of the Monadnock Parties considered as one enterprise, whether or not arising in the ordinary course of business; (ii) there has not been any change in total assets of the Mid-Tier Holding Company in an amount greater than $ million or any material increase in the aggregate amount of loans past due ninety (90) days or more, or any real estate acquired by foreclosure or loans characterized as “in substance foreclosure”; (iii) none of the Monadnock Parties has incurred any liability or obligation for borrowings other than in the ordinary course of business; and (iv) there have not been any material transactions entered into by any of the Monadnock Parties, other than those in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Monadnock Parties conform in all material respects to the descriptions thereof contained in the Prospectus and, none of the Monadnock Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in the Registration Statement or the Prospectus.
          (n) As of the Closing Date, the Holding Company will be a stock corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and will be in good standing in Maryland and in each jurisdiction in which the conduct of business requires such qualification, unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, results of operation, capital, properties, business affairs or prospects of the Monadnock Parties taken as a whole (a “Material Adverse Effect”). As of the Closing Date, the Holding Company will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and as of the Closing Date, all such licenses, permits and governmental authorizations will be in full force and effect, and the Holding Company will be in compliance therewith in all material respects.
          (o) The Holding Company does not, and as of the Closing Date will not, own any equity securities or any equity interest in any business enterprise except as described in the Prospectus.
          (p) The Bank is a duly organized and validly existing federally-chartered savings bank in stock form and is duly authorized to conduct its business as described in the

Prospectus; the activities of the Bank are permitted by the rules, regulations and practices of the OTS; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect, and all such licenses, permits and other governmental authorizations are in full force and effect; the Bank is in good standing under the laws of the United States; the Bank is duly qualified as a foreign corporation to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect; all of the issued and outstanding capital stock of the Bank is duly and validly issued to the Mid-Tier Holding Company and is fully paid and nonassessable; and all of the issued and outstanding capital stock of the Bank after the Conversion will be duly and validly issued to the Holding Company and will be fully paid and nonassessable; and after the Conversion the Holding Company will directly own all of the capital stock of the Bank free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction of any kind. The Bank does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus or as are immaterial in amount and are not required to be described in the Prospectus.
          (q) The MHC is a duly organized and validly existing federally-chartered mutual holding company, duly authorized to conduct its business as described in the Prospectus; the activities of the MHC are permitted by the rules, regulations and practices of the OTS; the MHC has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that, individually or in the aggregate, would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are in full force and effect; the MHC is in good standing under the laws of United States; and the MHC is duly qualified as a foreign corporation to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
          (r) The Mid-Tier Holding Company is a duly organized and validly existing federally-chartered stock corporation, duly authorized to conduct its business as described in the Prospectus; the activities of the Mid-Tier Holding Company are permitted by the rules, regulations and practices of the OTS; the Mid-Tier Holding Company has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that, individually or in the aggregate, would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are in full force and effect; the Mid-Tier Holding Company is in good standing under the laws of United States; and the Mid-Tier Holding Company is duly qualified as a foreign corporation to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
          (s) The Bank is a member of the Federal Home Loan Bank (the “FHLB”) of Boston. The deposit accounts of the Bank are insured by the FDIC up to applicable limits.
          (t) As of the Closing Date, the Bank will be a wholly-owned subsidiary of the Holding Company.
          (u) The Bank does not have any subsidiaries.

          (v) Upon consummation of the Conversion, the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption “Capitalization” and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date; the Shares to be subscribed for in the Offerings have been duly and validly authorized for issuance and, when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the Exchange Shares to be issued in the Exchange have been duly and validly authorized for issuance and, when issued and delivered by the Holding Company pursuant to the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the subscription rights granted pursuant to the Plan; the issuance of the Exchange Shares is not subject to preemptive rights; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares sold, good title to the Shares will be transferred from the Holding Company to the purchasers of Shares against payment therefor in the Offering as set forth in the Plan and the Prospectus. Upon issuance of the Exchange Shares, good title to the Exchange Shares will be transferred from the Holding Company to the recipients thereof in the Exchange as set forth in the Plan and the Prospectus.
          (w) The Monadnock Parties are not in violation of their respective certificates of incorporation or charters or their respective bylaws, or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which they are a party or by which they, or any of their respective properties, may be bound which would result in a Material Adverse Effect. The consummation of the transactions contemplated herein and in the Plan will not (i) conflict with or constitute a breach of, or default under, the certificate of incorporation, charter or bylaws of any of the Monadnock Parties, or conflict with or constitute a breach of, or default under, any material contract, lease or other instrument to which any of the Monadnock Parties has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Bank; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Monadnock Parties except for such violations which would not have a Material Adverse Effect; or (iii) result in the creation of any lien, charge or encumbrance upon any property of the Monadnock Parties.
          (x) No default exists, and no event has occurred that with notice or lapse of time, or both, would constitute a default on the part of any of the Monadnock Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any of the Monadnock Parties is a party or by which any of their property is bound or affected in any respect which, in any such case, would have a Material Adverse Effect on the Monadnock Parties taken as a whole, and all such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the best knowledge of any of the Monadnock Parties, threatened any action or proceeding wherein any of the Monadnock Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Monadnock Parties, would have a Material Adverse Effect.

          (y) The Monadnock Parties have good and marketable title to all assets which are material to the businesses of the Monadnock Parties and to those assets described in the Prospectus as owned by them, free and clear of all liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect; and all of the leases and subleases that are material to the businesses of the Monadnock Parties, including those described in the Registration Statement or Prospectus, are in full force and effect.
          (z) The Monadnock Parties are not in material violation of any directive from the OTS, the FDIC, the Commission or any other agency to make any material change in the method of conducting their respective businesses; the Monadnock Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS, the Commission and the FDIC), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the best knowledge of any of the Monadnock Parties, threatened, which would reasonably be expected to materially and adversely affect the Conversion, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.
          (aa) Prior to the Closing Date, the Monadnock Parties will have received an opinion of their special counsel, Luse Gorman Pomerenk & Schick, P.C., with respect to the federal income tax consequences of the Conversion, as described in the Registration Statement and the Prospectus, and an opinion from Shatswell, MacLeod & Company, P.C. with respect to the tax consequences of the Conversion under the laws of the State of New Hampshire; and the facts and representations upon which such opinions will be based, will be truthful, accurate and complete, and none of the Monadnock Parties will take any action inconsistent therewith.
          (bb) The Monadnock Parties have timely filed all required federal, state and local tax returns, paid all taxes that have become due and payable, and, to the best knowledge of the Monadnock Parties, have made adequate reserves for known future tax liabilities, and no deficiency has been asserted with respect thereto by any taxing authority.
          (cc) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Monadnock Parties of this Agreement, or the sale and issuance of the Shares and the issuance of the Exchange Shares, except for the approval of the OTS and the Commission and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale and the Exchange Shares are to be issued.
          (dd) None of the Monadnock Parties has: (i) issued any securities within the last 18 months (except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, (b) shares of Common Stock issued with respect to the initial capitalization of the Holding Company and (c) shares of common stock of the Mid-Tier Holding Company issued pursuant to the Mid-Tier Holding Company’s 2005 Recognition and Retention Plan); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offerings and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Monadnock Parties in connection with the Offerings or the offering of shares of the common stock of the Mid-Tier Holding Company, and no person is being compensated in any manner for such services.
          (ee) Neither any the Monadnock Parties nor, to the best knowledge of the Monadnock Parties, any employee of the Monadnock Parties, has made any payment of funds of the Monadnock Parties as a loan to any person for the purchase of Shares, except for the Holding Company’s loan to the employee stock ownership plan the proceeds of which will be used to purchase Shares, or has made any other payment or loan of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.
          (ff) The Bank complies in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.
          (gg) The Monadnock Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Conversion.
          (hh) The records of Eligible Account Holders and Supplemental Eligible Account Holders and Other Members are accurate and complete in all material respects.
          (ii) The Monadnock Parties comply with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending, or to the best knowledge of the Monadnock Parties, threatened against the Monadnock Parties relating to environmental protection, nor do the Monadnock Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Monadnock Parties or, to the best knowledge of the Monadnock Parties, in which the Bank has a security interest.
          (jj) All of the loans represented as assets in the most recent financial information of the Monadnock Parties included in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulations Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a Material Adverse Effect.
          (kk) None of the Monadnock Parties are required to be registered as an investment company under the Investment Company Act of 1940.
          (ll) The Monadnock Parties have taken all actions necessary to obtain at Closing a Blue Sky Memorandum from Luse Gorman Pomerenk & Schick, P.C.
          (mm) Any certificates signed by an officer of any of the Monadnock Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Monadnock Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.
     Section 7. Representations and Warranties of the Agent. Agent represents and warrants to the Monadnock Parties that:
          (a) Agent is a corporation and is validly existing and in good standing under the laws of the State of New Jersey with full power and authority to provide the services to be furnished to the Monadnock Parties hereunder.
          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Agent, and each of this Agreement is the legal, valid and binding agreement of Agent, enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally.
          (c) Except for licenses, approvals and permits required by the State of New Hampshire or required by another jurisdiction solely because the Offering is being made in such jurisdiction, each of Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Offerings are consummated or terminated shall maintain, all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.
          (d) No action, suit, charge or proceeding before the Commission, the NASD, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of Agent to perform its obligations under this Agreement.
          (e) Agent is registered as a broker/dealer pursuant to Section 15(b) of the 1934 Act and is a member of the NASD.
          (f) Any funds received in the Offerings by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.

     Section 8. Covenants of the Monadnock Parties. The Monadnock Parties hereby jointly and severally covenant with the Agent as follows:
          (a) The Holding Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review and comment on such amendment or supplement or file any amendment or supplement to the Registration Statement to which amendment or supplement the Agent or its counsel shall reasonably object. The Holding Company will furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and the Holding Company’s responses thereto.
          (b) The Holding Company represents and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents and agrees that, unless it obtains the prior consent of the Holding Company, it has not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Holding Company and the Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Holding Company represents that it has and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to Clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173.
          (c) The Monadnock Parties will not, at any time after the date any Application is approved, file any amendment or supplement to such Application without providing the Agent and its counsel an opportunity to review and comment on such amendment or supplement or file any amendment or supplement to such Application to which amendment or supplement the Agent or its counsel shall reasonably object. The Monadnock Parties will furnish promptly to the Agent and its counsel copies of all correspondence from the OTS with respect to the Applications and the Monadnock Parties’ responses thereto.
          (d) The Monadnock Parties will use their best efforts to cause the OTS to approve the Holding Company’s acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Conversion Application to be approved by the OTS, as applicable, and will promptly upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the Conversion Application as amended, has been approved by the OTS; (iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) of the receipt of any comments from the OTS or any other governmental entity with respect to the Conversion or the transactions contemplated by this Agreement; (v) of any request by the Commission, the OTS, or any other governmental entity for any amendment or supplement to the Registration Statement or the Applications or for additional information; (vi) of the issuance by the Commission or the OTS, or any other governmental agency of any order or other action suspending the Offerings or the use of the Registration Statement, the Prospectus, the Members’

Proxy Statement, the Stockholders’ Proxy Statement or any other filing of the Monadnock Parties under the Conversion Regulations or other applicable law, or the threat of any such action; (vii) of the issuance by the Commission or the OTS, or any other state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (viii) of the occurrence of any event mentioned in subsection (f) below. The Monadnock Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS, or any other state authority of any order referred to in (vi) and (vii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.
          (e) The Monadnock Parties will deliver to the Agent and to its counsel conformed copies of each of the following documents, with all exhibits: the Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Monadnock Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings. In addition, the Monadnock Parties will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as the Agent may reasonably request.
          (f) The Monadnock Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1933 Act Regulation, the 1934 Act and the 1934 Act Regulations to be complied with prior to the Closing Date; and when the Prospectus is required to be delivered, the Monadnock Parties will comply in all material respects, at their own expense, with all requirements imposed upon them by the OTS, the Conversion Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as is necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.
          (g) The Monadnock Parties will inform the Agent of any event or circumstance of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Monadnock Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Monadnock Parties will, at their expense, prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading.

For the purpose of this subsection, each of the Monadnock Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.
          (h) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale or to exempt such Shares from registration and to exempt the Holding Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offerings will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.
          (i) Upon consummation of the Conversion, the Bank will establish a liquidation account for the benefit of the Bank’s depositors, in accordance with the Plan and the requirements of the Conversion Regulations.
          (j) The Holding Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, any shares of Common Stock or securities into or exercisable for shares of Common Stock, without the Agent’s prior written consent other than in connection with any plan or arrangement described in the Prospectus.
          (k) For a period of three years from the date of this Agreement, the Holding Company will furnish to the Agent, as soon as practical after such information is available (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock, (iii) each press release and material news item and article released by the Holding Company and/or Bank, and (iv) from time-to-time, such other publicly available information concerning the Monadnock Parties as the Agent may reasonably request.
          (l) The Monadnock Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption “How We Intend to Use the Proceeds From the Offering.”
          (m) The Holding Company and the Bank will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations of the OTS, the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the shares are qualified for sale.
          (n) Prior to the Closing Date, the Holding Company shall register its Common Stock under Section 12(g) of the 1934 Act, and will request that such registration statement be effective no later than the completion of the Conversion. The Holding Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as permitted by the OTS.

          (o) For so long as the Shares are registered under the 1934 Act, the Holding Company will furnish to its stockholders as soon as practicable after the end of each fiscal year such reports and other information as are required to be furnished to its stockholders under the 1934 Act.
          (p) The Holding Company will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act Regulations.
          (q) The Monadnock Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on an interest bearing basis as described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Holding Company’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offerings, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Monadnock Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Monadnock Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.
          (r) The Holding Company will register as a unitary savings and loan holding company under HOLA.
          (s) The Monadnock Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with NASD Rule 2790 (Restrictions on the Purchase and Sale of IPOs of Equity Securities).
          (t) The Monadnock Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the FDIC and the OTS.
          (u) The Monadnock Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby imposed by the OTS, the HOLA, the Commission, the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations to be complied with subsequent to the Closing Date. The Holding Company will comply with all provisions of all undertakings contained in the Registration Statement.
          (v) The Monadnock Parties will not amend the Plan without notifying the Agent prior thereto.
          (w) The Holding Company shall provide the Agent with any information necessary to allow the Agent to assist with the allocation process in order to permit the Holding Company to carry out the allocation of the Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

          (x) The Holding Company will not deliver the Shares until the Monadnock Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.
          (y) Immediately upon completion of the sale by the Holding Company of the Shares, the issuance of the Exchange Shares and the completion of certain transactions necessary to implement the Plan, (i) all of the issued and outstanding shares of capital stock of the Bank shall be owned by the Holding Company, (ii) the Holding Company shall have no direct subsidiaries other than the Bank, and (iii) the Conversion shall have been effected in accordance with all applicable statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Conversion (except those that are conditions subsequent) imposed by the Commission, the OTS or any other governmental agency, if any, shall have been complied with by the Monadnock Parties in all material respects or appropriate waivers shall have been obtained and all notice and waiting periods shall have been satisfied, waived or elapsed.
          (z) Prior to the Closing Date, the Plan shall have been approved by the voting members of the MHC and the stockholders of the Mid-Tier Holding Company in accordance with the Plan, the Conversion Regulations, the applicable provisions, if any, of the MHC’s charter and bylaws and the Members’ Proxy Statement and the Stockholders’ Proxy Statement.
          (aa) On or before the Closing Date, the Monadnock Parties will have completed all conditions precedent to the Conversion specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon any of the Monadnock Parties by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus.
          (bb) The Holding Company shall notify the Agent when funds shall have been received for the minimum number of Shares set forth in the Prospectus.
          (cc) The officers and directors of the Monadnock Parties, listed in Exhibit C of this Agreement, shall not exercise any stock options providing for the issuance of shares of common stock in the Mid-Tier Holding Company during the Offering or otherwise sell or transfer any shares of Common Stock commencing on the date hereof and continuing for a period of 90 days following the Closing Date (the “Restricted Period”). The Monadnock Parties shall not honor the exercise of any stock options providing for the issuance of shares of common stock in the Mid-Tier Holding Company by any such officer or director during the Offering, nor shall the Company otherwise assist such officers or directors in connection with the sale or transfer of shares of Common Stock during the Restricted Period.
     Section 9. Payment of Expenses. Whether or not the Conversion is completed or the sale and exchange of the Shares by the Holding Company is consummated, the Monadnock Parties will pay for all their expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the Application and Registration Statement;

(b) the preparation, printing, filing, delivery and mailing of the Registration Statement, including the Prospectus, and all documents related to the Offerings and proxy solicitation; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company or the Bank under the securities or “blue sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the NASD related to the Agent’s fairness filing under NASD Rule 2710; (e) fees and expenses related to the preparation of the independent appraisal; (f) fees and expenses related to auditing and accounting services; (g) expenses relating to advertising, temporary personnel, investor meetings and stock information center; and (h) transfer agent fees and costs of preparation and distribution of stock certificates. The Monadnock Parties also agree to reimburse Agent for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Agent in connection with the services hereunder. Agent will not incur legal fees (excluding counsel’s out-of-pocket expenses) in excess of $40,000 without the approval of the Mid-Tier Holding Company. The Agent will not incur other out-of-pocket expenses in excess of $20,000 without prior approval of the Mid-Tier Holding Company. In the event that the Agent incurs any expenses on behalf of the Monadnock Parties, the Monadnock Parties will pay or reimburse the Agent for such expenses regardless of whether the Conversion is successfully completed, and such reimbursements will not be included in the expense limitations set forth in this paragraph. The Agent will not incur any single out-of-pocket expense of more than $1,000 pursuant to this paragraph without the prior approval of the Mid-Tier Holding Company, the Holding Company, MHC or the Bank. The Monadnock Parties acknowledge, however, that such expense limitations may be increased by the mutual consent of the Mid-Tier Holding Company and Agent in the event of delay in the Offerings requiring the Agent to utilize a Syndicated Community Offering, a delay as a result of circumstances requiring material additional work by Agent or its counsel or an update of the financial information contained in the Prospectus to reflect a period later than set forth in the financial statements in the original Registration Statement. Not later than two days prior to the Closing Date, the Agent will provide the Bank with a detailed accounting of all reimbursable expenses of the Agent and its counsel to be paid at the Closing.
     Section 10. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder and the occurrence of the Closing and the Conversion are subject to the condition that all representations and warranties of the Monadnock Parties herein contained are, at and as of the commencement of the Offerings and at and as of the Closing Date, true and correct, the condition that the Monadnock Parties shall have performed all of their obligations hereunder to be performed on or before such dates and to the following further conditions:
          (a) The Registration Statement shall have been declared effective by the Commission, the Conversion Application and Holding Company Application shall have been approved by the OTS and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the best knowledge of the Monadnock Parties, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion shall have been issued, or proceedings therefor initiated or, to the best knowledge of the Monadnock Parties, threatened by the OTS, the Commission, or any other governmental body.

          (b) At the Closing Date, the Agent shall have received:
     (1) The opinion, dated as of the Closing Date, of Luse Gorman Pomerenk & Schick, P.C. and/or local counsel acceptable to the Agent, in form and substance satisfactory to the Agent and counsel for the Agent to the effect that:
     (i) The Holding Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in Maryland and in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to qualify would not have a Material Adverse Effect.
     (ii) The Bank is a duly organized and validly existing federally-chartered stock savings bank, and upon consummation of the Conversion, the Bank will continue to be a validly existing federally-chartered stock savings bank, with full power and authority to own its properties and to conduct its business as described in the Prospectus; the activities of the Bank as described in the Prospectus are permitted by federal law and the rules, regulations and practices of the FDIC and the OTS; the issuance and sale of the capital stock of the Bank to the Holding Company in the Conversion has been duly and validly authorized by all necessary corporate action on the part of the Holding Company and the Bank and, upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and will be owned of record and beneficially by the Holding Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction.
     (ii) The MHC is a mutual holding company duly organized and validly existing and in good standing under the laws of the United States, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and is duly qualified to transact business in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to qualify would not have a Material Adverse Effect.
     (iii) The Mid-Tier Holding Company is a federally-chartered stock corporation duly organized and validly existing and in good standing under the laws of the United States, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and is duly qualified to transact business in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to qualify would not have a Material Adverse Effect.

     (iv) The activities of the Mid-Tier Holding Company, the MHC, the Holding Company, and the Bank, as described in the Prospectus, are permitted by federal law. To the best of such counsel’s knowledge, each of the MHC, the Mid-Tier Holding Company, the Holding Company, and the Bank has obtained all licenses, permits, and other governmental authorizations that are material for the conduct of its business, and all such licenses, permits and other governmental authorizations are in full force and effect, and to the best of such counsel’s knowledge the Mid-Tier Holding Company and the Bank comply therewith in all material respects.
     (v) The Bank is a member of the FHLB of Boston. The Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel’s knowledge, no proceedings for the termination or revocation of the federal deposit insurance of the Bank are pending or threatened.
     (vi) Upon consummation of the Conversion, (a) the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no             shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of the Holding Company to facilitate the Conversion); (b) the Shares to be subscribed for in the Offerings will have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; (c) the Exchange Shares to be issued in the Exchange will have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan, will be fully paid and nonassessable; and (d) the issuance of the Shares and the Exchange Shares is not subject to preemptive rights under the articles of incorporation or bylaws of the Holding Company, or arising or outstanding by operation of law or under any contract, indenture, agreement, instrument or other document known to such counsel, except for the subscription rights under the Plan.
     (vii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Monadnock Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Monadnock Parties, enforceable in accordance with its terms, except to the extent that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).
     (viii) The Plan has been duly adopted by the Board of Directors of the MHC, the Mid-Tier Holding Company, the Holding Company and the Bank in the manner required by the Conversion Regulations and the charters and bylaws of each of the MHC, the Mid-Tier Holding Company, the Holding Company and the Bank.
     (ix) The Conversion, including the Offerings, was effected in accordance with the Plan and all applicable laws, including statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Conversion imposed by the Commission, the OTS or any other governmental agency, if any, were complied with by the Monadnock Parties in all material respects or appropriate waivers were obtained and all notices and waiting periods were satisfied, waived or replaced.
     (x) The Conversion Application and the Holding Company Application have been approved by the OTS, and the Prospectus, the Members’ Proxy Statement, and the Stockholders’ Proxy Statement have been authorized for use by the OTS, and subject to the satisfaction of any conditions set forth in such approvals and clearance under applicable securities laws, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares, the issuance of the Exchange Shares, and the consummation of the Conversion.
     (xi) The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement has been issued or, to such counsel’s knowledge, proceedings for that purpose have been instituted or threatened by the Commission.
     (xii) The material tax consequences of the Conversion are set forth in the Prospectus under the captions “Summary — Tax Consequences” and “Taxation.” The information in the Prospectus under the captions “Summary - Tax Consequences” and “Taxation” has been reviewed by such counsel and fairly describes such opinion rendered by such counsel to the Monadnock Parties with respect to such matters.
     (xiii) The terms and provisions of the shares of Common Stock conform to the description thereof contained in the Registration Statement and the Prospectus, and the form of certificate to be used to evidence the shares of Common Stock is in due and proper form.

     (xiv) At the time the Conversion Application was approved and as of the Closing Date, the Conversion Application (as amended or supplemented), the Prospectus (as amended or supplemented), the Members’ Proxy Statement (as amended or supplemented) and the Stockholders’ Proxy Statement (as amended or supplemented), complied as to form in all material respects with the requirements of the Conversion Regulations and all applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived in writing by the OTS (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion). To such counsel’s knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS in approving the Applications.
     (xv) At the time that the Registration Statement became effective and as of the Closing Date, the Registration Statement, including the Prospectus (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.
     (xvi) To such counsel’s knowledge, there are no legal or governmental proceedings pending, or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the Conversion or the offer, sale or issuance of the Shares or the issuance of the Exchange Shares.
     (xvii) The information in the Prospectus under the captions “Supervision and Regulation,” “Taxation,” “Restrictions on Acquisition of Monadnock Bancorp, Inc. Following the Conversion,” “Description of Capital Stock of Monadnock Bancorp,” and “The Conversion,” to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects.
     (xviii) None of the Monadnock Parties are required to be registered as an investment company under the Investment Company Act of 1940.
     (xix) None of the Monadnock Parties is in violation of its articles of incorporation or its charter, as the case may be, or its bylaws or, to the best of such counsel’s knowledge, any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement, which violation would have a Material Adverse Effect. In addition, the execution and delivery of and performance under this Agreement by the Monadnock Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in (i) any violation of the provisions of the articles of incorporation or charter, as the case may be, or the bylaws of any of the Monadnock Parties, (ii) any violation of any applicable law, act, regulation, or to such counsel’s knowledge, order or court order, writ, injunction or decree, and (iii) any violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement or otherwise known by such counsel which should have otherwise been filed as an exhibit to the Registration Statement, which violation would have a Material Adverse Effect.
     The opinion may be limited to matters governed by the laws of the United States, the corporate laws of the States of Maryland and New Hampshire. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of counsel reasonably acceptable to the Agent, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Monadnock Parties and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the Monadnock Parties. The opinion of such counsel for the Monadnock Parties shall state that it has no reason to believe that the Agent is not reasonably justified in relying thereon. The opinion of such counsel for the Monadnock Parties also shall state that the Agent’s counsel may rely for purposes of its own opinion on the opinion of such counsel and, if applicable, local counsel, whose opinion(s) shall expressly authorize such reliance.
     (2) The letter of Luse Gorman Pomerenk & Schick, P.C. in form and substance to the effect that during the preparation of the Registration Statement and the Prospectus, Luse, Gorman, Pomerenk & Schick, P.C. participated in conferences with certain officers of and other representatives of the Monadnock Parties, counsel to the Agent, representatives of the independent public accountants for the Monadnock Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 10(b)(1)), Luse Gorman Pomerenk & Schick, P.C. has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Luse, Gorman, Pomerenk & Schick, P.C. that caused Luse Gorman Pomerenk & Schick, P.C. to believe that the Registration Statement at the time it was declared effective by the Commission and as of the date of such letter or that the General Disclosure

Package as of the Applicable Time, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading (it being understood that counsel need express no comment or opinion with respect to financial statements, notes to financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement, or Prospectus or General Disclosure Package).
     (3) The favorable opinion, dated as of the Closing Date, of Nutter, McClennen & Fish, LLP, counsel for the Agent, with respect to such matters as the Agent may reasonably require; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Monadnock Parties delivered pursuant hereto or as such counsel may reasonably request and upon the opinion of Luse Gorman Pomerenk & Schick, P.C.
     (4) A Blue Sky Memorandum from Luse Gorman Pomerenk & Schick, P.C. relating to the offering, including Agent’s participation therein, and should be furnished to Agent with a copy thereof addressed to Agent or upon which Luse, Gorman, Pomerenk & Schick, P.C. shall state Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under applicable state securities law.
          (c) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Shatswell, MacLeod & Company, P.C., dated the date hereof and addressed to the Agent, such letter (i) confirming that Shatswell, MacLeod & Company, P.C. is a firm of independent public accountants within the meaning of the 1933 Act, the 1933 Act Regulations and the PCAOB Regulations, and stating in effect that in Shatswell, MacLeod & Company’s opinion the consolidated financial statements of the Mid-Tier Holding Company included in the Prospectus comply as to form in all material respects with generally accepted accounting principles, the 1933 Act and the 1933 Act Regulations, and the 1934 Act and the 1934 Act Regulations; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with the auditing standards of the PCAOB) consisting of a review (in accordance with Statement of Auditing Standards No. 100, Interim Financial Information) of the unaudited consolidated interim financial statements of the Mid-Tier Holding Company prepared by the Monadnock Parties as of and for the interim period ended March 31, 2006, a reading of the minutes of the meetings of the Board of Directors, Executive Committee, Audit Committee and stockholders of the Mid-Tier Holding Company and the Bank and consultations with officers of the Mid-Tier Holding Company and the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited consolidated financial statements and any “Recent Developments” information in the Prospectus are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the recent development financial information included in the Prospectus to a specified date not more than five (5) business days prior to the date of the Prospectus, there was any material increase in borrowings

(defined as securities sold under agreements to repurchase and any other form of debt other than deposits), or non-performing loans, special mention loans or decrease in the deposits or loan allowance, total assets, stockholders’ equity or there was any change in Common Stock outstanding (other than for stock option plans) at the date of such letter as compared with amounts shown in the March 31, 2006 unaudited statement of condition included in the Prospectus or there was any decrease in net income, non-interest income, provision for loan losses or net income after provision or increase in non-interest expense of the Bank for the period commencing immediately after the recent development date and ended not more than five (5) business days prior to the date of the Prospectus as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (c), they have compared with the general accounting records of the Mid-Tier Holding Company, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Monadnock Parties from accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).
          (d) At the Closing Date, the Agent shall receive a letter from Shatswell, MacLeod & Company, P.C. dated the Closing Date, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (c) of this Section 10, the “specified date” referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than three (3) business days prior to the Closing Date.
          (e) At the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as counsel for the Agent may require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.
          (f) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Monadnock Parties, dated the Closing Date, to the effect that: (i) they have examined the Registration Statement and at the time the Registration Statement became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; (ii) there has not been, since the respective dates as of which information is given in the Registration Statement, any Material Adverse Effect otherwise than as set forth or contemplated in the Registration Statement; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Monadnock Parties have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 10; (v) no stop order has been issued or, to the best of their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Conversion, the acquisition of all of the shares of the Bank by the Holding Company, the transactions required under the Plan to consummate the conversion or the effectiveness of the Prospectus has been issued and to the best of their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, or any other federal or state authority; (vii) to the best of their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Conversion, and (viii) that the officers and directors of the Monadnock Parties have agreed to abide by the restrictions on the exercise of options and sale of Common Stock set forth in Section 8(bb).
          (g) At the Closing Date, the Agent shall receive a letter from Keller & Company, Inc., dated as of the Closing Date, (i) confirming that said firm is independent of the Monadnock Parties and is experienced and expert in the area of corporate appraisals, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Conversion Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Monadnock Parties, as converted, expressed in the Appraisal as most recently updated, remains in effect.
          (h) Prior to and at the Closing Date, none of the Monadnock Parties shall have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective material change in, or affecting the general affairs of, management, financial position, retained earnings, long-term debt, stockholders’ equity or results of operations of any of the Monadnock Parties, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, in the Agent’s reasonable judgment, is sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.
          (i) Prior to and at the Closing Date: (i) in the reasonable opinion of the Agent there shall have been no material adverse change in the financial condition or in the earnings, , capital, properties or business affairs of the Monadnock Parties considered as one enterprise, from and as of the latest date as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Monadnock Parties, independently or considered as one enterprise, from the latest date as of which the financial condition of the Monadnock Parties is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) none of the Monadnock Parties shall have received from the OTS or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to the Agent) and which would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise) or on the earnings, capital, properties or business affairs of the Monadnock Parties considered as one enterprise; (iv) none of the Monadnock Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Monadnock

Parties, threatened against any of the Monadnock Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the financial condition or on the earnings, capital, properties or business affairs of the Monadnock Parties, considered as one enterprise; and (vi) the Shares shall have been qualified or registered for offering and sale under the securities or “blue sky” laws of the jurisdictions requested by the Agent.
          (j) At or prior to the Closing Date, the Agent shall receive (i) a copy of the Conversion Application and a copy of the letters from the OTS approving the Conversion Application and authorizing the Prospectus, Members’ Proxy Statement and Stockholders’ Proxy Statement for use, (ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) a certified copy of the certificate of incorporation of the Holding Company, (iv) a copy of the letter from the OTS approving the Holding Company Application, (v) a certificate from the FDIC evidencing the Bank’s insurance of accounts, and (vi) any other documents that Agent shall reasonably request.
          (k) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day and (C) which when combined with all other such halts occurring during the previous five (5) business days, total less than three (3); (ii) a general moratorium on the operations of federally-insured financial institutions or a general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; (iii) any material adverse change in the financial markets in the United States or elsewhere; or (iv) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of any of (i) through (iv) herein, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.
          (l) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of the Mid-Tier Holding Company, the Holding Company or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Mid-Tier Holding Company, the Holding Company or the Bank, as the case may be, to the Agent as to the statements made therein. If any condition to the Agent’s obligations hereunder to be fulfilled prior to or at the Closing Date is not fulfilled, the Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, the Agent shall be entitled to the full compensation provided for in Section 4 hereof) or, if the Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

Section 11. Indemnification.
          (a) The Monadnock Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the “Related Persons”) may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Applications, or any blue sky application, or other instrument or document of the Monadnock Parties or based upon written information supplied by any of the Monadnock Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Monadnock Parties with its consent or based upon written information furnished by or on behalf of any of the Monadnock Parties, whether or not filed in any jurisdiction, in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offerings; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of Eligible Account Holders and Supplemental Eligible Account Holders or Other Members or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this subsection (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Applications, the Blue Sky Applications or Sales Information or other docum entation distributed in connection with the Conversion made in reliance upon and in conformity with written information furnished to the Monadnock Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the captions “Market for the Common Stock” and “The Conversion — Plan of Distribution; Selling Agent Compensation” except for information derived from the Prospectus. Provided further, that the Monadnock Parties will not be responsible for any loss, liability, claim, damage or expense to the extent a court of competent jurisdiction finds they result primarily from material oral misstatements by the Agent to a purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent’s gross negligence or willful misconduct and the Agent agrees to repay to the Monadnock Parties any amounts advanced to it by the Monadnock Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.
          (b) The Agent agrees to indemnify and hold harmless the Monadnock Parties, their directors and officers, agents, servants and employees and each person, if any, who controls any of the Monadnock Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Monadnock Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent’s obligations under this Section 11(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Applications, Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Blue Sky Applications or Sales Information in reliance upon and in conformity with written information furnished to the Monadnock Parties by the Agent or its representatives (including counsel) expressly for use under the captions “Market for the Common Stock” and “The Conversion – Plan of Distribution; Selling Agent Compensation.”
          (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11, Section 12 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The Monadnock Parties shall be liable for any settlement of any claim against the Agent (or its directors, officers, employees, affiliates or controlling persons), made with the consent of the Monadnock Parties, which consent shall not be unreasonably withheld. The Monadnock Parties shall not, without the written consent of the Agent, settle or compromise any claim against them based upon circumstances giving rise to an indemnification claim against the Monadnock Parties hereunder unless such settlement or compromise provides that the Agent and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.
          (d) The agreements contained in this Section 11 and in Section 12 hereof and the representations and warranties of the Monadnock Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents, attorneys, servants or employees or by or on behalf of any of the Monadnock Parties or any officers, directors, controlling persons, agents, attorneys , servants or employees of any of the Monadnock Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement.
     Section 12. Contribution.
          (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Monadnock Parties or the Agent, the Monadnock Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) (“Agent’s Fees”), less any portion of Agent’s Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Monadnock Parties from the sale of the Shares in the Offerings, net of all expenses of the Offerings, except Agent’s Fees and (ii) the Monadnock Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 11 above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Monadnock Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Monadnock Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Monadnock Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offerings, net of all expenses of the Offerings except Agent’s Fees, received by the Monadnock Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Monadnock Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Monadnock Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution with respect to any loss or liability arising from such misrepresentation from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Monadnock Parties and the Agent under this Section 12 and under Section 11 shall be in addition to any duties, obligations and liabilities which the Monadnock Parties and the Agent may otherwise have. For purposes of this Section 12, each of the Agent’s and the Monadnock Parties’ officers and directors and each person, if any, who controls the Agent or any of the Monadnock Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Monadnock Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12.

     Section 13. Survival. All representations, warranties and indemnities and other statements contained in this Agreement (and in Paragraph 11 of the Letter Agreement, “Confidentiality”), or contained in certificates of officers of the Monadnock Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Monadnock Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Monadnock Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.
     Section 14. Termination. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:
          (a) In the event (i) the Plan is abandoned or terminated by the Holding Company; (ii) the Holding Company fails to consummate the sale of the minimum number of Shares prior to March 31, 2007 in accordance with the provisions of the Plan or as required by the Conversion Regulations and applicable law; (iii) the Agent terminates this relationship because there has been a material adverse change in the financial condition or operations of the Monadnock Parties considered as one enterprise since [December 31, 2005 ] or [the date of the latest audited financial statements included in the Prospectus] [TBD]; or (iv) immediately prior to commencement of the Offerings, the Agent terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the Prospectus or the existence of market conditions which might render the sale of the Shares inadvisable, this Agreement shall terminate and no party to this Agreement shall have any obligation to the other hereunder except as set forth in Sections 3, 4, 9, 11 and 12 hereof.
          (b) If any of the conditions specified in Section 10 hereof shall not have been fulfilled when and as required by this Agreement, or by the Closing Date, or waived in writing by the Agent, this Agreement and all of the Agent’s obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 9, 11 and 12 hereof.
          (c) If Agent elects to terminate this Agreement as provided in this Section, the Monadnock Parties shall be notified by the Agent as provided in Section 15 hereof.
          (d) If this Agreement is terminated in accordance with the provisions of this Agreement, the Agent shall retain the fee earned and paid to it pursuant to Section 4(a) and the Monadnock Parties shall reimburse the Agent for its reasonable out-of-pocket expenses pursuant to Section 9.
     Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Agent shall be directed to Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932, Attention: Robin P. Suskind, Managing Director (with a copy to Nutter, McClennen & Fish, LLP, 155 Seaport Boulevard, Boston,

Massachusetts 02210, Attention: Michelle L. Basil, Esq.); notices to the Monadnock Parties shall be directed to Monadnock Bancorp, Inc., One Jaffrey Road, Peterborough, New Hampshire 03454, Attention: William M. Pierce, Jr., President and Chief Executive Officer (with a copy to Luse Gorman Pomerenk & Schick, P.C., 5535 Wisconsin Avenue, N.W., Washington, D.C. 20005, Attention: Richard S. Garabedian, Esq.)
     Section 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Monadnock Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Paragraphs 4, 10 (“Indemnification”) and 11 (“Confidentiality”) of the Letter Agreement, which are not hereby superseded.
     Section 17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.
     Section 18. Construction and Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of New Jersey without giving effect to its conflicts of laws principles. Any dispute hereunder shall be brought in a court in the State of New Jersey. Each of the Monadnock Parties and the Agent waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

MONADNOCK BANCORP, INC.

By:

William M. Pierce, Jr.
President and Chief Executive Officer

MONADNOCK COMMUNITY BANCORP, INC.

By:

William M. Pierce, Jr.
President and Chief Executive Officer

MONADNOCK MUTUAL HOLDING COMPANY

By:

William M. Pierce, Jr.
President and Chief Executive Officer

MONADNOCK COMMUNITY BANK

By:

William M. Pierce, Jr.
President and Chief Executive Officer
The foregoing Agency Agreement is
hereby confirmed and accepted as
of the date first set forth above.
RYAN BECK & CO., INC.

By:

Robin P. Suskind
Managing Director

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